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                                                                       EX-10.45

                                 EMPLOYMENT AGREEMENT

       This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the August 31, 2000, between Adaytum, Inc. (the "Company"), a Delaware corporation, and Timothy Bradley (the "Employee"), a resident of Illinois, provides as follows:

       WHEREAS, the Company seeks to employ the Employee, subject to the terms and conditions of this Agreement;

       WHEREAS, the Employee seeks to obtain employment with the Company;

       WHEREAS, the Employee and the Company are desirous of setting forth the terms and conditions of their employment relationship in this Agreement;

       WHEREAS, at some point in the future, the Company's ownership may change;

       WHEREAS, the Company wants to provide certain key employees of the Company, including the Employee, with a higher level of job security than otherwise might exist, given the potential ownership changes at the Company;

       WHEREAS, the Company believes that providing certain key employees of the Company, including the Employee, with a higher level of job security will redound to the benefit of the Company;

       NOW, THEREFORE, the Company and the Employee, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, mutually agree and covenant as follows:

ARTICLE I.  DEFINITIONS

       The following terms shall have the meanings set forth below, unless the context clearly requires otherwise. Where appropriate, additional terms are defined elsewhere in this Agreement.

1.1 "Agreement" means this Employment Agreement, and any amendments hereto (mutually agreed upon by the parties, and set forth in writing).

1.2 "Base Salary" means the annual compensation payable to the Employee, as set forth at Paragraph 4.1 of this Agreement, and as increased periodically following the execution of this Agreement.

1.3 "Associated Company" means any company other than Adaytum, Inc., which is, at the time of this Agreement, a subsidiary of the Adaytum Group (Adaytum KPS Software Limited, Insight Systems ApS, ET CETERA).

1.4    "Board" means the Board of Directors of the Company.

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1.5    "Company" means Adaytum, Inc.

1.6 "Confidential Information" means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes information proprietary to the Company's clients, customers and business contacts, and entrusted to the Company. Confidential information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past, current or anticipated products. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Employee has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Employee and without regard to the manner in which Employee obtains access to this and any other proprietary information.

1.7    "Employee" means Timothy Bradley.

1.8 "Plan" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive (bonus) plan, and any employee benefit plan, such as a profit sharing, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, personal time off, severance or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

1.9 "Inventions" means ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

1.10 "Works of Authorship" means writings, drawings, software, semiconductor mask works, and any other works of authorship, whether or not such are copyrightable.

ARTICLE II.  EMPLOYMENT, REPRESENTATIONS, DUTIES AND OBLIGATIONS

2.1 TITLE/REPORTING RESPONSIBILITIES: The Company will employ the Employee in the capacity of Executive Vice President, Sales Operations. The Employee will report to the Company's Chief Executive Officer, Guy Haddleton. The Company, however, reserves the right to alter the Employee's title and/or modify the reporting relationship at any time in the future.

2.2 EMPLOYEE'S QUALIFICATIONS AND REPRESENTATIONS: The Employee warrants and confirms, as a condition of this Agreement and his employment with the Company, that the information previously provided to the Company and contained in any resume, CURRICULUM VITAE or other writing furnished by the Employee, as well as in any oral


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       representations made by the Employee, regarding the Employee's qualifications (including, but not limited to, educational background, degrees, job history, ET CETERA) were truthful, accurate, and not misleading. The Employee further warrants that he is free to enter into and perform this Agreement and that by doing so the Employee will not be in breach of any obligation to any third party, including, but not limited to, any former employer of Employee. The Employee further warrants that he has disclosed to the Company any obligations to third parties, including, but not limited to, any former employer of Employee which may limit his ability to enter into and/or perform this Agreement, and that he has sought and received independent legal advice that he will not breach any such obligation by entering into or performing this Agreement.

2.3 DUTIES: During his employment by the Company, Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company, to the extent necessary to discharge the responsibilities assigned to Employee, and to use Employee's best efforts to perform faithfully and efficiently such responsibilities.

       During his employment with the Company, Employee shall:

       (a) promptly and faithfully comply with all directions given by the Company;

       (b) provide to the Company such information relating to its affairs as it may from time to time request; and

       (c) comply with the Company's policies and procedures; provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

       Further, during his employment with the Company, the Employee shall not:

       (d) directly or indirectly, be in any manner, engaged, concerned or interested in any other trade, business, profession or occupation whatsoever, except with the prior written consent of the Company's Chief Executive Officer and subject to any terms and conditions which the Chief Executive Officer imposes, and except as required to complete his responsibilities and duties of his employment with his prior employer; and,

       (e)    without the prior authority of the Chief Executive Officer:

              (i)    commit the Company to any contract exceeding $25,000;

              (ii) pledge the credit of the Company or grant any security charge, lien or encumbrance over any or all of its assets;

              (iii) bind or purport to bind the Company in guaranteeing or acting as surety for the debt or liability of any other person;


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              (iv)   cause the Company to enter into any commitment, contract or arrangement otherwise than in the normal course of business or which is outside the scope of his normal duties or which is of an unusual onerous or long-term nature.

2.4 TRAVEL: Employee shall travel both nationally and internationally as Employee's duties may reasonably demand.

2.5 CERTAIN PROPRIETARY INFORMATION: If Employee possesses any proprietary information of another person or entity as a result of a prior employment or other relationship, Employee shall honor any legal obligation that Employee has with that person or entity with respect to such proprietary information. Employee warrants that he has disclosed to the Company the nature of any proprietary information in Employee's possession as a result of prior employment, and that Employee has sought and received independent legal advice that Employee will not breach any legal obligation to refrain from disclosure or use of such proprietary information by entering into or performing this Agreement.

2.6 SERVICES: The Employee's employment will be effective as of August 31, 2000. The parties acknowledge that the Employee has obligations to Cognos Incorporated and so will be available to provide only limited services to the Company initially. The Employee will use his best efforts to begin performing services for the Company on a full-time basis as soon as possible (but in any event not later than September 18, 2000).

ARTICLE III.  EMPLOYMENTAT WILL.

3.1 EMPLOYMENT AT WILL: The Company and the Employee understand and agree that the Employee's employment with the Company shall be "at will." The Company and the Employee understand and agree that the phrase "at will" is intended to mean that either the Company or the Employee may end their employment relationship at any time, for any reason, with or without cause, and with or without notice. The Company and the Employee agree that this Agreement is not intended to be and should not be construed as an employment contract that determines or affects the duration of the Employee's employment, or any other terms or conditions of the Employee's employment, except for those specifically set forth herein.

ARTICLE IV.  COMPENSATION, BENEFITS, EXPENSES.

4.1 BASE SALARY: During the term of Employee's employment under this Agreement, the Company shall pay Employee a Base Salary at an annual rate not less than Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00), which is the equivalent of Twenty Thousand and Eight Hundred and Thirty Three and 33/100 Dollars ($20,833.33) per month, until such time that a higher annual rate is approved by the Chief Executive Officer. Such Base Salary will be paid in equal regular periodic payments in accordance with the Company's regular payroll practices. If Employee's Base Salary is increased from time to time during Employee's employment under this Agreement, the increased


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       amount shall become the Base Salary for the remainder of Employee's employment under this Agreement.

4.2 BONUS: In addition to Employee's other remuneration hereunder, the Employee shall receive a bonus to be computed and paid by the Company in accordance with the Schedule attached hereto as Exhibit A. Each year the Employee shall be entitled to a target incentive bonus of not less than $250,000 (or 100% of his Base Salary if greater). If (i) the Employee's employment with the Company terminates as described in Paragraph 5.5 or 5.6, or (ii) if the Employee's employment terminates on account of death or disability, the Employee (or his estate, in the event of death) shall receive a pro rata bonus equal to the target bonus in effect for the year of termination multiplied by a fraction, the numerator of which is the number of whole or partial months (rounded up to the next whole number) during which the Employee worked during the fiscal year in which the employment relationship ended, and the denominator of which is 12; provided, however, that 100% of the first year guaranteed bonus described on Exhibit A shall be paid in such event (if not previously paid to the Employee). The Company will have no bonus obligation to the Employee for any year following the fiscal year in which the Employee's employment ends.

4.3 SIGNING BONUS: In addition to the Employee's other remuneration hereunder, upon the execution of this Agreement, the Company shall pay the Employee a lump sum cash-signing bonus in the amount of $100,000.

4.4 BENEFIT PLANS: In addition to Employee's other remuneration hereunder, the Employee shall be entitled to participate in such benefit plans as the Board shall from time to time establish for senior executives of the Company and for employees generally. At the present time, this includes the Company's medical, dental, life and disability insurance coverage, and 401(k) plans, as set forth in the Company's standard employee benefits plans. Due to the waiting period set forth in the Company's medical coverage plan, Employee will not be eligible to participate in that plan until the first of the month following 30 days of employment.

4.5    STOCK OPTIONS:

       (a) The Employee shall be entitled to receive 400,000 share options under the Company's 1999 Stock Option Plan upon executing this Agreement. Employee's rights to these share options will be governed by the terms and conditions of the applicable Company stock option plans subject to the following exceptions: (i) one grant will be for Two Hundred Thousand (200,000) share options and will vest on a monthly basis (33,333 per month for the first five months and 33,335 for the sixth month) in months one (1) through six (6) beginning with the Employee's first month of employment (beginning August 31, 2000); (ii) the second grant will be for an additional Two Hundred Thousand (200,000) shares and will vest on a monthly basis (6,666 per month, with 6,686 in the final month) over a thirty (30) month period beginning with the Employee's seventh month of employment (beginning March 1, 2001). The option price per share will be $6.27 per share.


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       (b)    The Employee shall be eligible to receive additional stock options and other equity grants in the future on terms and in amounts commensurate with the grants provided to other senior executives of the Company.

       (c) Notwithstanding the vesting described above, in the event of (i) the Employee's termination of employment as described in Paragraph
              5.5 or 5.6 below or (ii) a change in control of the Company, all stock options and restricted stock granted to the Employee, and all other equity grants made to the Employee, will become fully vested and exercisable. In the event of the Employee's death or disability, the Employee's stock options, restricted stock and other equity grants that would have vested during the six-month period following the Employee's death or disability if the Employee had remained in employment shall become vested and exercisable as of the date of the Employee's death or disability, and the Board of Directors shall have discretion to determine whether the Employee's remaining stock options, restricted stock and equity grants shall vest. In the event of the Employee's termination of employment for any reason described in this Subparagraph (c), all stock options held by the Employee shall remain exercisable during a period of not less than (i) seven months after the Employee's termination of employment if the Company's stock is then publicly traded on an established securities market or (ii) if the Company's stock is not publicly traded on an established securities market at the date of the Employee's termination of employment, seven months after the date on which the Company's stock becomes publicly traded on an established securities market stock, but in no event later than the expiration of the applicable option term.

       (d) All stock options granted to the Employee shall be incentive stock options to the maximum extent permitted by law, unless the Employee and the Company agree otherwise. All stock options granted to the Employee shall permit the Employee to exercise the options before the options vest and to receive restricted stock that will vest over the option vesting period.

4.6 PERSONAL TIME OFF (PTO): The Company's PTO year runs from January 1st to December 31st and the Employee may take personal time off totaling twenty-five (25) working days in each PTO year (in addition to public holidays). Personal time off should be taken at such times convenient to the Company as may be agreed between Employee and the Company and in accordance with any policies as to personal time off from time to time established by the Company.

       (a) ACCRUAL: PTO entitlement will accrue from month to month during each PTO year and the entitlement to accrued PTO pay upon termination will be in proportion to the period of employment during the year. Upon termination, the Employee shall reimburse the Company for PTO taken in excess of Employee's accrued entitlement.


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       (b)    NO CARRY-FORWARD:  The Employee may not, without the written consent of the Company, carry forward any unused PTO entitlement to any subsequent year.

       (c) ILLNESS: If Employee is unable to perform Employee's duties hereunder because of physical or mental illness, bodily injury or disease, the Company will deduct the days taken as absent from the total of PTO days available for that PTO year.

4.7 BUSINESS EXPENSES: The Company shall reimburse the Employee (in accordance with the relevant policies established by the Company from time to time) for all travel, hotel and other out-of-pocket expenses properly and reasonably incurred and documented, exclusively for and in the course of performing Employee's duties. The Employee may travel by business class travel when taking international air flights.

4.8    EXPENSES OF AGREEMENT AND RELOCATION.

       (a) The Company shall reimburse the Employee for his personal legal expenses related to changing positions and companies to accept employment with the Company, including without limitation the Employee's legal expenses (up to eight thousand dollars ($8,000)) for the review and negotiation of this Agreement.

       (b) The Company shall reimburse the Employee for his reasonable relocation expenses in connection with his employment with the Company, which shall include:

              (i) All costs associated with the packing, shipping and moving of household goods;

              (ii) Three (3) months of temporary living expenses for the Employee and his family, if required;

              (iii) Reimbursement for up to three (3) months of storage for household goods, if required; and,

              (iv) Fifty Thousand and No/100 dollars ($50,000) for moving and real estate expenses (or such greater amount of expenses as the Employee and Chief Executive Officer agree are incurred as moving or real estate expenses directly related to the Employee's move).

       (c) The Company shall provide an additional gross up payment to the Employee in an amount sufficient to cover all taxes imposed on the Employee with respect to the payments under this Paragraph 4.8.

4.9 CAR ALLOWANCE AND OTHER PERQUISITES. The Company shall provide the Employee with a car allowance of not less than eight hundred dollars ($800) per month and with other perquisites commensurate with those provided to other senior executives of the Company.


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4.10   TERMINATION WITHIN SIX MONTHS AFTER EMPLOYMENT DATE TO RETURN TO COGNOS
       INCORPORATED: Notwithstanding anything in this Agreement to the contrary, if the Employee voluntarily terminates his employment (other than as described in Paragraph 5.5 or 5.6 below) below March 1, 2001 in order to return to employment with Cognos Incorporated, the Employee shall be required to reimburse the Company for the signing bonus paid to the Employee pursuant to Paragraph 4.3 above and any bonus paid to the Employee pursuant to Paragraph 4.2 above, and any Company stock options, restricted stock and other equity grants then held by the Employee shall immediately terminate. This Paragraph shall not apply in the event of a transfer of the Employee's employment in connection with any merger or other transaction between the Company and Cognos Incorporated.

ARTIVLE V.  TERMINATION

5.1 TERMINATION: As set forth in ARTICLE III above, the employment relationship between the Company and Employee is at will. Thus, the Company or the Employee may terminate their employment relationship at any time, with or without notice, for any reason or no reason, whether with or without case. As set forth elsewhere in this Agreement, depending on the circumstances of the termination of employment, the termination may not relieve the parties of some of their contractual obligations to each other. The question of whether specific obligations survive the termination of the employment relationship is addressed elsewhere in this Agreement.

5.2 TERMINATION IN THE EVENT OF DEATH: The Company's obligations to the Employee pursuant to this Agreement shall terminate in the event of the Employee's death. Nothing in this Paragraph, however, shall supersede any obligations the Company may owe to the Employee's estate and/or family members, as specifically set forth in any of the health, benefit or insurance plans or programs in which the Employee is enrolled at the time of his death or has otherwise accrued a benefit, or for unpaid salary, bonuses, expenses or similar amounts owed to the Employee for past services. In addition, the provisions of Paragraph 4.5 (c) above shall apply to the Employee's stock options, restricted stock and other equity grants upon death.

5.3 TERMINATION IN THE EVENT OF DISABILITY: The Company's employment obligations to the Employee pursuant to this Agreement shall terminate if the Employee becomes disabled. The Employee shall be entitled to receive severance compensation and benefits as described in Paragraph 6.3 if his employment is terminated on account of disability. In addition, the provisions of Paragraph 4.5 (c) above shall apply to the Employee's stock options, restricted stock and other equity grants upon disability.

       5.3.1 "DISABILITY" DEFINED: As used in this Agreement, "disability" or "disabled" means that the Employee has a mental or physical condition that renders him unable to perform the essential functions of his job, with or without reasonable accommodation, during ninety (90) or more days within any one hundred and eighty
              (180) day period.


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5.4    TERMINATION FOR CAUSE:  The Company's obligations to the Employee pursuant to this Agreement shall terminate if the Board of Directors, or the Company's Chief Executive Officer, elects to terminate this Agreement for "cause" and notifies the Employee in writing of that decision. A termination for "cause" will affect the severance benefits for which the Employee otherwise may have been eligible, as set forth further below.

       5.4.1 "CAUSE" DEFINED: As used in this Agreement, the word "cause" means the following:

              (i) The Employee has engaged in willful, material misconduct that is materially and demonstrably detrimental to the Company, including, but not limited to, willful and material failure to perform the Employee's duties and responsibilities as an officer or employee of the Company which causes material and demonstrable damage to the Company;

              (ii) The Employee has committed fraud, misappropriation or embezzlement, in connection with the Company's business, or committed an act (or acts) of personal dishonesty relevant to the duties and responsibilities of the Employee in each case which is materially and demonstrably injurious to the Company;

              (iii) The Employee has been convicted of or has pleaded NOLO CONTENDERE to criminal felony misconduct (exclusive of misdemeanor offenses); or

              (iv) The Employee has materially breached his obligations to the Company as set forth in this Agreement and such breach has caused material and demonstrable injury to the Company.

5.5 TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON: The Company's employment obligations to the Employee pursuant to this Agreement shall terminate if the Board of Directors, or the Company's Chief Executive Officer, elects to terminate this Agreement without "cause" and notifies the Employee in writing of that decision, or if the Employee terminates for good reason. The Employee shall be entitled to receive severance compensation and benefits as described in Paragraph 6.1 if his employment is terminated without cause or if the Employee terminates employment for good reason. In addition, the provisions of Paragraph 4.5(c) shall apply to the Employee's stock options, restricted stock and other equity grants.

       5.5.1 "GOOD REASON" DEFINED. As used in this Agreement, "good reason" shall mean the occurrence of any of the following events or conditions, unless the Employee has expressly consented in writing thereto or unless the event is remedied by the Company within ten
              (10) days after receipt of written notice thereof given by the
              Employee:

              (i) a reduction in the Employee's Base Salary or target annual bonus; or


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              (ii)   any material breach of this Agreement by the Company.

5.6 TERMINATION AS A RESULT OF A CHANGE IN CONTROL: If a change in control shall occur and (a) if, following the change in control, the Employee is terminated by the Company or terminates for good reason pursuant to Paragraphs 5.3 or 5.5 above or (b) if the Employee voluntarily terminates his employment relationship upon or within six (6) months after the Change in Control for any reason, the Employee will be eligible for the severance compensation and benefits described in Paragraph 6.1 below. In addition, the provisions of Paragraph 4.5(c) shall apply to the Employee's stock options, restricted stock and other equity grants.

       5.6.1 "CHANGE IN CONTROL" DEFINED: A "change in control" occurs at the time of closing and shall mean any of the following:

       (i)    a sale of all or substantially all of the assets of the Company;

       (ii) the acquisition of the securities of the Company, representing more than fifty (50) percent of the combined voting power of the Company's then outstanding securities by any person or group of persons;

       (iii) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's outstanding capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which Company shareholders immediately prior to the consolidation or merger have the same proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger;

       (iv) in the event that the shares of the voting capital stock of the Company are traded on an established securities market; a public announcement that any person has acquired or has the right to acquire beneficial ownership of securities of the Company representing more than fifty (50) percent of the combined voting power of the Company's then outstanding securities, and for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for securities of the Company representing more than fifty
              (50) percent of the combined voting power of the Company's then outstanding securities; and

       (v) The Board of Directors of the Company, in its sole discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company.


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5.7    TERMINATION BY THE EMPLOYEE:  Except as provided in Paragraph 5.5 and
       5.6, the Company's obligations to the Employee pursuant to this Agreement shall terminate if the Employee elects to terminate this Agreement and notifies the Company in writing of such election. A termination decision by the Employee will affect the severance benefits for which the Employee otherwise may have been eligible, as set forth further below.


5.8 SUMMARY: If this Agreement is terminated pursuant to Paragraphs 5.2, 5.4 or 5.7, all of the Company's obligations to the Employee shall cease immediately, unless otherwise mutually agreed to, in writing, by the Company and the Employee, or unless as required by applicable law. If this Agreement is terminated pursuant to Paragraphs 5.3, 5.5 or 5.6, the Company's obligations to the Employee, with the exception of the severance benefits and other obligations set forth below, shall cease thirty (30) days after the Employee's termination date, or unless as required by applicable law. Nothing in this ARTICLE V shall supersede any obligations the Company may owe to the Employee as specifically set forth in any of the health, benefit or insurance plans or programs in which the Employee is enrolled at the time of his termination of employment or has otherwise accrued a benefit, or for unpaid salary, bonuses, expenses or similar amounts owed to the Employee for past services.

ARTICLE VI.   SEVERANCE COMPENSATION AND BENEFITS.

6.1 TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON: Subject to the qualifications of Paragraphs 6.4 and 6.5 below, if the Company terminates this Agreement without cause, or if the Employee terminates employment for good reason, the Employee shall be entitled to receive one (1) year of his base salary and benefits (exclusive of any stock options). For each twelve (12) month period the Employee works subsequent to the execution of this Agreement, the Employee shall be entitled to an additional month of severance compensation and benefits, provided however, that the maximum period for which the Employee may receive severance compensation and benefits shall not exceed thirty-six (36) months. The Company shall pay the Employee the severance compensation in a lump sum cash payment within ten (10 ) days after the termination of the Employee's employment. In addition, the provisions of Paragraph 4.5(c) above shall apply to the Employee's stock options, restricted stock and other equity grants.

6.2 TERMINATION AS A RESULT OF A CHANGE IN CONTROL: Subject to the qualifications of Paragraphs 6.4 and 6.5 below, if the Company or the Employee terminates this Agreement pursuant to the provisions of Paragraph 5.6 above, the Employee shall be entitled to the same severance compensation and benefits as described in Paragraph 6.1 above. In addition, the provisions of Paragraph 4.5(c) above shall apply to the Employee's stock options, restricted stock and other equity grants.

6.3 TERMINATION DUE TO DISABILITY: Subject to the qualifications of Paragraphs 6.4 and 6.5 below, if the Company terminates this Agreement because the Employee has become disabled, as set forth in Paragraph 5.3 above, the Employee shall be entitled to severance


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       compensation and benefits as described in Paragraph 6.1 for a period of one (1) year, subject to the following limitation. The Employee will be obligated to seek whatever benefits are available under the Company's short- and/or long-term disability plans. Assuming the Employee qualifies for the short- or long-term disability payments, his severance compensation will be reduced by the amount of the benefits he is receiving from the Company's short- and/or long-term disability plans. The Company shall pay the Employee the severance compensation in a lump sum cash payment within ten (10) days after the termination of the Employee's employment. In addition, the provisions of Paragraph 4.5(c) above shall apply to the Employee's stock options, restricted stock and other equity grants.

6.4 FORFEITURE OF SEVERANCE BENEFITS: Regardless of the reason why the employment relationship ends, if following termination, the Employee materially breaches his obligations to the Company pursuant to ARTICLES VII and VIII below, the Company's obligations to provide the Employee severance compensation and benefits shall cease immediately.

6.5 RELEASE OF CLAIMS: If the Employee is to qualify for the severance compensation and benefits set forth in this ARTICLE (and as described in Paragraphs 6.1 - 6.3), the Employee must execute a general release of all claims against the Company and its current and former executives, directors and affiliates with respect to all matters arising out of the Employee's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Employee has accrued a benefit). The general release will be prepared by counsel for the Company, must be reasonably acceptable to the Employee and will relate to all potential claims preceding the execution of the general release. The general release will comply with all statutory requirements governing releases. Unless the Employee executes a general release as described above, he shall not be eligible for severance compensation and benefits.

6.6 TERMINATION FOR CAUSE. If the Company terminates this Agreement for cause, the Employee shall not be entitled to receive any severance compensation and benefits.

6.7 TERMINATION BY EMPLOYEE: If the Employee elects to terminate this Agreement for any reasons other than those set forth above in Paragraph
       5.5 or 5.6, the Employee shall not be entitled to receive any severance compensation and benefits.

6.8 NON-MONETARY BENEFITS: If the Company is obligated to provide non-monetary severance benefits pursuant to this Agreement, the Company, in its sole discretion, either shall provide the Employee a monetary benefit on a monthly basis that will enable the Employee to obtain independently an equivalent benefit to that provided by the Company's plan, or will pay directly the Employee's COBRA payment and other required plan payments for the period the Employee is eligible for the benefit. The Company's obligation to provide non-monetary benefits pursuant to this Paragraph, however, shall cease if and when the Employee obtains alternative employment and receives a comparable benefit from his subsequent employer, or when the benefit period set forth in this Agreement ends, whichever occurs sooner. The Employee agrees that he will notify the Company within seven (7) days of receiving comparable benefits from another employer and that if he fails to do so, he will be obligated to refund the value of any benefits provided by the Company corresponding to the period when the benefits overlapped.

ARTICLE VII.  CONFIDENTIAL INFORMATION

7.1 CONFIDENTIALITY. The Employee agrees with the Company, and (as separate obligations), with each of the Associated Companies to which Employee's duties relate, that Employee will (both during the continuance of the Agreement and after termination, without limit of time):

       (a) not disclose, divulge or communicate to any person (save to those officials of the Company or Associated Companies whose proper province it is to know the same or with the written consent of the Board or if ordered so to do by a court of a competent jurisdiction) any secret, private or confidential information whatsoever of the Company or Associated Companies or of any customer or client of the Company or Associated Companies including without limitation their operations, finance, business, products, processes, techniques, know-how, customers, clients, plans or other affairs whatsoever which is acquired by the Employee in the course of his employment with the Company or Associated Companies (whether or not under this Agreement) or which would not have been acquired but for such employment;

       (b) do everything reasonably within Employee's power to keep such information secret and confidential and to avoid disclosure to persons not entitled to the same;

       (c) not use any such information for Employee's own benefit or for the benefit of any person or persons or in a manner which would or might be detrimental to the Company or Associated Companies;

       (d) sign such confidentiality agreements in favor of the Company or Associated Companies or any other person as the Company may reasonably request and will observe all such agreements and all other restrictions and obligations upon or of the Company or Associated Companies known to Employee for the time being in relation to any confidential material received from any third party.

ARTICLE VIII. NON-COMPETITION AND NON-SOLICITATION

8.1 NON-COMPETITION: The Employee agrees that during the term of this Agreement and during the Non-Compete Period (as defined below), the Employee will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in the U.S. in direct competition with (i) any part of the Company's business conducted as of the date of the Employee's termination of employment or (ii) any part of the Company's contemplated business as of the date of the Employee's termination of employment with respect to which the Company has made material financial commitments to enter the business at the time of the Employee's termination of employment with respect to which the Employee was actively engaged during his employment with the Company and with respect to which the Employee has private, secret, or Confidential Information as governed by ARTICLE VII. For purposes of this clause, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on an acknowledged stock exchange. The "Non-Compete Period" is (i) the one (1) year period after the Employee's termination of employment, if the Employee receives severance compensation for that period under Paragraph 6.1, 6.2 or 6.3 of this Agreement or (ii) in all other circumstances, the six (6) month period following the Employee's termination of employment.

8.2 NON-SOLICITATION OF EMPLOYEES: Employee recognizes that the Company's workforce constitutes an important and vital aspect of its business on a world-wide basis. Employee agrees that for a period of one (1) year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company's then-current employees to terminate their employment with the Company and to become employed by any business enterprise with which the Employee may then be associated, affiliated or connected.

8.3 NON-SOLICITATION OF CLIENTS: For one (1) year following termination of employment, Employee shall not seek or solicit business or orders from any person or entity who is or has been at any time during the twelve
       (12) months preceding the Employee's termination, a client or customer of the Company or Associated Companies.

8.4 POST-EMPLOYMENT OBLIGATIONS: Following termination, the Employee will not directly or indirectly:

       (a) represent himself or permit himself to be represented as being connected with or successor to the Company or Associated Companies or their respective businesses or as acting on behalf of them; or

       (b) carry on, cause or permit to be carried on any business under or using any name, style, logo or image which, at the date of the Employee's termination of employment, is or has been used by the Company or Associated Companies and which is calculated to cause confusion with such a name, style, logo or image or infer a connection with any of the Companies.

8.5 CONSIDERATION: The Employee expressly agrees that there is good and sufficient consideration for the promises set forth in this Agreement.

ARTICLE IX.   INTELLECTUAL PROPERTY

9.1 ACKNOWLEDGMENT: The Employee acknowledges that his duties include the making of inventions, discoveries and improvements and Employee accordingly hereby acknowledges and agrees that all rights of any kind in respect of every invention, discovery, creation or improvement of any product, process, formula, know-how technique, expertise, method, design or similar matter or in respect of any works of authorship, writings, drawings, computer programs, or similar tangible or non-tangible manifestation of knowledge of any kind which relate to or concern the business of the Company or Associated Companies in any way made or conceived by him alone or jointly during the term of this Agreement whether or not made during the course of his employment hereunder shall belong to the Company.

9.2 ASSIGNMENT. The Employee hereby assigns to the Company all (if any) interest which he may from time to time have in such rights and agrees that the Company shall be exclusively entitled to apply for patents or any other protection whatsoever.

9.3 DISCLOSURE. The Employee shall disclose to the Company in writing any matter before referred to as soon as Employee is able together with all information concerning the same which the Company may request or which may be relevant and Employee hereby irrevocably appoints the Company as Employee's attorney to act for Employee and in Employee's name in the preparation and execution of any necessary documents and to prosecute any application in connection with matters covered by this clause including power for the Company and persons nominated by it to designate any other person to act as attorney in such respects.

9.4 FURTHER ASSURANCE: Notwithstanding such power of attorney, the Employee shall at the expense of the Company do, execute and sign all such things, deeds, and documents as the Company may consider desirable in connection with any such works of authorship, invention, discovery, creation or improvement of any kind.

9.5    NOTICE:   Minnesota law exempts from this Agreement "an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the Employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the employer."

ARTICLE X.    GENERAL PROVISIONS

10.1 SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

10.2 DISPUTES: Any dispute, controversy or claim for damages or other relief arising under or in connection with this Agreement shall, in the Company's sole discretion, be settled through arbitration or judicial proceeding. If the Company elects to use arbitration, the arbitration shall be in Minneapolis, Minnesota, and shall be conducted by a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court of competent jurisdiction.

10.3 EXPENSES. Each party to this Agreement shall be responsible for his or its own expenses relating to the conduct of any arbitration or litigation (including attorneys' fees and expenses) arising under or in connection with this Agreement.

10.4 ENFORCEMENT. In addition to any other relief afforded by law, the Company shall have the right to enforce the provisions of ARTICLES VII and VIII of this Agreement by specific performance and by injunctive relief against Employee and any other persons concerned thereby. Damages, specific performance and injunctive relief shall not be considered as alternative remedies.

10.5 MITIGATION. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due the Employee under this Agreement (other than as described in Paragraph 6.8) on account of any remuneration attributable to any subsequent employment the Employee may obtain.

10.6 OFFSETS: Any amount payable to Employee pursuant to this Agreement may be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Employee to the Company.

10.7 NOTICES: Any notice hereunder shall be in writing and shall be properly served on the Employee if served upon him personally or if left at or sent by certified mail addressed to him at his address stated above or to any other address known to the Company as then being his residence, and on the Company if sent by certified mail to its registered office.

10.8 PREVIOUS AGREEMENTS: This Agreement operates as from the date of execution by the Employee and Company (whichever is later, if the dates are different) in substitution for and to the exclusion of any Employment Agreement previously in force between the Company and/or Associated Companies, and Employee.

10.9 WITHHOLDING: To the extent required by any applicable tax law, including without limitation, any federal or state income tax or excise tax law or laws, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Employee under this Agreement as the Company (on the written advice of outside counsel) deems necessary.

10.10 CAPTIONS: The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

10.11 GOVERNING LAW: The validity, interpretation, construction, performance, enforcement, and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

10.12 INTERPRETATION: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.13 WAIVERS: No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

10.14 MODIFICATION: This Agreement may not be modified or amended except by written signed by the parties hereto.

10.15 ENTIRE AGREEMENT: This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.

10.16 COUNTERPARTS: This agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

10.17 SURVIVAL: The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of employment hereunder, or beyond the termination of this Agreement (including without limitation the provisions of ARTICLES VII, VIII AND IX) shall continue in full force and effect notwithstanding termination of Employee's employment hereunder or the termination of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the date below.

EMPLOYEE                                  COMPANY

                                          ADAYTUM, INC., a Delaware corporation



/s/ Timothy Bradley                       By:    /s/ J. D. G. Haddleton
----------------------------                     ----------------------------
Timothy Bradley                           Title: Chief Executive Officer


Address:                                  Address:

1213 Gulf Keys Rd.                        Suite 400
Elgin, IL  60120                          2051 Killebrew Drive
                                          Minneapolis MN 55425


Dated:  August 31, 2000                   Dated:  August 31, 2000

                                     EXHIBIT A
                                  TIMOTHY BRADLEY


ANNUAL BONUS POTENTIAL:         $250,000 (or 100% of his annual Base Salary if
                                          greater)

QUARTERLY BONUS POTENTIAL:      $62,500 (or 100% of his quarterly Base Salary if
                                          greater)


Quarterly objectives will be established at the beginning of each fiscal quarter, based on objectives agreed upon by the Employee and the Chief Executive Officer (or the Compensation Committee of the Board, if applicable). Actual bonus payments will be a based on achievement against objectives, and may exceed 100% of target.

NOTE: THE FIRST TWO QUARTERS OF THE EMPLOYEE'S FIRST YEAR BONUS ($125,000) WILL BE GUARANTEED AND WILL BE PAID TO THE EMPLOYEE WITHOUT REGARD TO THE COMPANY'S ACHIEVEMENT OF PERFORMANCE GOALS.












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